                                                                                               Exhibit 12
                                    GENERAL ELECTRIC COMPANY
                               RATIO OF EARNINGS TO FIXED CHARGES

                                                                 Year ended December 31
(Dollars in millions)                            -----------------------------------------------
                                                  1991       1992      1993       1994       1995
                                                  ----       ----      ----       ----      ----
GE except GECS
--------------
"Earnings" <F1>                                $ 5,329    $ 5,582  $  5,511    $ 7,828   $ 8,696
Less:  Equity in undistributed earnings
       of General Electric Capital
       Services, Inc. <F2>                        (871)      (831)     (957)    (1,181)   (1,324)
Plus:  Interest and other financial
       charges included in expense                 893        768       525        410       649
       One-third of rental expense <F3>            225        228       212        171       174
                                               -------    -------   -------    -------   -------
Adjusted "earnings"                            $ 5,576    $ 5,747  $  5,291    $ 7,228    $8,195
                                               =======    =======   =======    =======   =======

Fixed Charges:
  Interest and other financial charges         $   893    $   768   $   525     $  410    $  649
  Interest capitalized                              33         29        21         21        13
  One-third of rental expense <F3>                 225        228       212        171       174
                                               -------    -------   -------    -------   -------
Total fixed charges                            $ 1,151    $ 1,025   $   758     $  602    $  836
                                               =======    =======   =======    =======   =======
Ratio of earnings to fixed charges                4.84       5.61      6.98      12.01      9.80
                                               =======    =======   =======    =======   =======

General Electric Company and consolidated
  affiliates
-----------------------------------------
"Earnings" <F1>                                $ 5,679    $ 6,026   $ 6,287    $ 8,831   $ 9,941
Plus:  Interest and other financial
       charges included in expense               5,270      4,512     4,096      4,994     7,336
       One-third of rental expense <F3>            261        320       349        327       349
                                               -------    -------   -------    -------   -------
Adjusted "earnings"                            $11,210    $10,858   $10,732    $14,152   $17,626
                                               =======    =======   =======    =======   =======

Fixed Charges:
  Interest and other financial charges         $ 5,270    $ 4,512   $ 4,096    $ 4,994   $ 7,336
  Interest capitalized                              41         35        26         30        34
  One-third of rental expense <F3>                 261        320       349        327       349
                                               -------    -------   -------    -------   -------
    Total fixed charges                        $ 5,572    $ 4,867   $ 4,471    $ 5,351   $ 7,719
                                               =======    =======   =======    =======   =======
    Ratio of earnings to fixed charges            2.01       2.23      2.40       2.64      2.28
                                               =======    =======   =======    =======   =======

<F1>  Earnings for all years consist of earnings from continuing operations before income taxes and minority interest. For 1991 and 1993, earnings are before cumulative effects of changes in accounting principle.
<F2>  Earnings for all years consist of earnings from continuing operations after income taxes, net of dividends.  For 1991, earnings are before cumulative effect of change in accounting principle.
<F3>  Considered to be representative of interest factor in rental expense.
